Exhibit 99.1

iRhythm Technologies Announces First Quarter 2023 Financial Results

SAN FRANCISCO, May 4, 2023 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, prevent, and predict disease, today reported financial results for the three months ended March 31, 2023.

First Quarter 2023 Financial Results
•Revenue of $111.4 million, a 20.6% increase compared to first quarter 2022
•Gross margin of 67.9%, a 100 basis point improvement compared to first quarter 2022
•Cash, cash equivalents and short-term investments of $176.3 million as of March 31, 2023
•Updated fiscal year 2023 revenue guidance to a range of approximately $480 million to $490 million

Recent Operational Highlights
•Comparative effectiveness of ambulatory monitors for arrhythmia diagnosis ("CAMELOT") presentation at ACC.23/WCC in March demonstrated that Zio® XT associated with the highest diagnostic yield, lowest retesting rates, and fastest time to clinical diagnosis compared to other ambulatory ECG monitors1,2,3
•Upcoming data presentations at Heart Rhythm 2023, the Society's 44th annual meeting, in New Orleans, LA from May 19-21, 2023

"Entering 2023, we achieved significant growth in our core US business, building upon the solid momentum we had exiting the prior year," said Quentin Blackford, iRhythm’s President and CEO. “Our teams continued to build upon the discipline and rigor introduced in the back half of last year to capture key strategic wins, driven by a continued push into primary care as well as increasing penetration into large and national accounts. The strength of the quarter was fueled by registration volumes in our Zio XT business, including another record quarter of new account openings.”

"Notably, a steady cadence of positive clinical data has continued to demonstrate Zio's competitive differentiation in the marketplace. The CAMELOT study - the first and largest of its kind - found Zio XT monitoring is associated with the highest diagnostic yield and lowest likelihood of retesting1,2 compared to other monitoring services and strongly supports Zio’s unique value proposition to iRhythm’s customers and payers. With momentum in our core business, progress being made to capture sizable market opportunities, and significant milestones on the horizon, I couldn't be more excited about our future at iRhythm," concluded Mr. Blackford.

First Quarter Financial Results
Revenue for the three months ended March 31, 2023 increased 20.6% to $111.4 million, from $92.4 million during the same period in 2022. The increase was driven by Zio XT and AT volume growth slightly offset by a decline in net average selling price.

Gross profit for the first quarter of 2023 was $75.7 million, up 22.5% from $61.8 million during the same period in 2022, while gross margins were 67.9%, up from 66.9% during the same period in 2022. The increase in gross profit was primarily due to increased volume and a reduction in costs per unit.

Adjusted operating expenses for the first quarter of 2023 were $109.5 million, compared to $83.4 million during the same period in 2022. This increase in adjusted operating expenses resulted primarily from increased payroll-related costs to support growth in operations. Operating expenses for the first quarter of 2023 were $115.2 million, compared to $110.3 million for the same period in 2022.

Adjusted net loss for the first quarter of 2023 was $33.4 million, or a loss of $1.10 per share, compared with an adjusted net loss of $23.7 million, or a loss of $0.80 per share, for the same period in 2022. Net loss for the first quarter of 2023 was $39.1 million, or a loss of $1.29 per share, compared with net loss of $50.6 million, or a loss of $1.71 per share, for the same period in 2022.

Cash, cash equivalents and short-term investments were $176.3 million as of March 31, 2023.

2023 Annual Guidance
iRhythm projects revenue for the full year 2023 to grow approximately 17% to 19% compared to prior year results, ranging from $480 million to $490 million. Gross margin for the full year 2023 is expected to range from 69% to 70% and adjusted operating expenses are expected to range between $417 and $427 million. Adjusted EBITDA margin for the full year 2023 is expected to range from approximately negative 0.5% to 0.5% of revenues.

Exhibit 99.1

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and archived webcast of the event, which will be available on the investors section of the Company’s website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA estimates for full year 2023 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation and amortization as well as non-operating items such as interest income, interest expense, impairment and restructuring charges, and transformation costs.

We exclude the following items from non-GAAP financial measures for adjusted net loss, adjusted net loss per share and adjusted operating expenses:

•impairment and restructuring charges, and
•transformation costs include one-time professional services and severance costs to augment and restructure the organization to use both outsourced and offshore resources.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-Q expected to be filed on or about May 4, 2023. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact	Media Contact
Stephanie Zhadkevich	Morgan Mathis
(919) 452-5430	(310) 528-6306
investors@irhythmtech.com	irhythm@highwirepr.com

1.Reynolds et al. Comparative effectiveness of ambulatory monitors for arrhythmia diagnosis: A retrospective analysis of Medicare beneficiaries managed with ambulatory cardiac monitors between 2017 and 2019. Accepted for ACC.23 presentation, presented in New Orleans, LA.
2.Data on file. iRhythm Technologies, 2023.
3.Specified arrhythmias defined by Hierarchical Condition Categories (HCC) 96.

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	March 31,	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$52,804	$78,832
Short-term investments	123,533	134,312
Accounts receivable, net	49,557	49,918
Inventory	16,388	15,155
Prepaid expenses and other current assets	11,608	10,555
Total current assets	253,890	288,772
Property and equipment, net	82,208	75,670
Operating lease right-of-use assets	59,301	60,666
Goodwill	862	862
Other assets	25,440	22,252
Total assets	$421,701	$448,222
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,778	$7,517
Accrued liabilities	54,607	65,497
Deferred revenue	3,486	3,051
Operating lease liabilities, current portion	14,032	13,031
Total current liabilities	81,903	89,096
Debt, noncurrent portion	34,939	34,935
Other noncurrent liabilities	1,013	1,307
Operating lease liabilities, noncurrent portion	82,012	83,072
Total liabilities	199,867	208,410
Stockholders’ equity:
Preferred stock	—	—
Common stock	30	28
Additional paid-in capital	783,182	762,380
Accumulated other comprehensive loss	(69)	(396)
Accumulated deficit	(561,309)	(522,200)
Total stockholders’ equity	221,834	239,812
Total liabilities and stockholders’ equity	$421,701	$448,222

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenue, net	$111,436	$92,378
Cost of revenue	35,755	30,619
Gross profit	75,681	61,759
Operating expenses:
Research and development	14,842	10,542
Selling, general and administrative	100,343	73,158
Impairment and restructuring charges	—	26,608
Total operating expenses	115,185	110,308
Loss from operations	(39,504)	(48,549)
Interest expense	(950)	(2,029)
Other income, net	1,432	16
Loss before income taxes	(39,022)	(50,562)
Income tax provision	87	47
Net loss	$(39,109)	$(50,609)
Net loss per common share, basic and diluted	$(1.29)	$(1.71)
Weighted-average shares, basic and diluted	30,297	29,596

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Adjusted EBITDA reconciliation
Net loss	$(39,109)	$(50,609)
Income tax provision	87	47
Depreciation and amortization	3,576	3,143
Interest expense	950	2,029
Interest income	(1,434)	(132)
Stock-based compensation	18,251	13,903
Impairment and restructuring charges	—	26,608
Transformation costs	5,686	258
Adjusted EBITDA	$(11,993)	$(4,753)

	Three Months Ended March 31,
	2023	2022
Adjusted net loss reconciliation
Net loss, as reported	$(39,109)	$(50,609)
Impairment and restructuring charges	—	26,608
Transformation costs	5,686	258
Adjusted net loss	$(33,423)	$(23,743)

Adjusted net loss per share reconciliation
Net loss per share, as reported	$(1.29)	$(1.71)
Impairment and restructuring charges per share	—	0.90
Transformation costs per share	0.19	0.01
Adjusted net loss per share	$(1.10)	$(0.80)
Weighted-average shares, basic and diluted	30,297	29,596

Adjusted operating expense reconciliation
Operating expense, as reported	$115,185	$110,308
Impairment and restructuring charges	—	(26,608)
Transformation costs	(5,686)	(258)
Adjusted operating expense	$109,499	$83,442